RESTATED CERTIFICATE

OF

INCORPORATION

OF

THE McGRAW-HILL COMPANIES, INC.

Under Section 807 of the Business Corporation Law

Pursuant to the provisions of Section 807 of the Business Corporation Law, the undersigned hereby certify:

1.  The name of the Corporation is The McGraw-Hill Companies, Inc.  The name under which the Corporation was formed is McGraw-Hill Publishing Company, Inc., which name was changed to McGraw-Hill, Inc. on January 2, 1964 and to The McGraw-Hill Companies, Inc. on April 26, 1995.

2.  The Certificate of Incorporation of the Corporation was filed by the Department of State on the 29th of December, 1925.

3. The Certificate of Incorporation, as previously amended and supplemented by certificates filed pursuant to law, is hereby amended to effect the following amendments and changes authorized pursuant to Section 803 of the Business Corporation Law of the State of New York (the “NYBCL”) and restated pursuant to Section 807 of the NYBCL:

(a)    The Certificate of Incorporation shall be amended to eliminate the classes of directors set forth in Article VIII and to provide that each director shall instead be elected annually, and to eliminate certain related supermajority voting provisions in Article VIII.

(b)   The Certificate of Incorporation shall be amended by adding a provision to Article IX eliminating supermajority voting provisions to effect certain extraordinary corporate transactions, which are applicable to the Company under default statutory provisions of the NYBCL.

(c)    The Certificate of Incorporation shall be amended to eliminate the “fair price” provision contained in Article IX.

(d)   The Certificate of Incorporation shall be amended in Article X to revise the post office address to which the secretary of state shall mail a copy of any process against the Company served upon the secretary of state.

4.  The text of the Certificate of Incorporation of the Corporation, as heretofore amended and as hereby amended, is hereby restated to read as herein set forth in full:

ARTICLE I.

The corporate name shall be: The McGraw-Hill Companies, Inc.

ARTICLE II.

The purposes for which the Corporation is to be formed are:

To manufacture, print, publish, bind, conduct, circulate, sell, distribute, deliver and otherwise deal in and with magazines, periodicals, journals, and other publications and books of any and every description whatsoever, and generally to carry on the business of magazines, periodicals, journal, and book proprietors and publishers and that of general publishers and printers, to undertake and carry on all kinds of business relative to the dissemination of information of every nature and kind; to carry on the stationery business and any other merchandising business, book printing, book manufacturing, book binding and book selling, designing, engraving, lithographing, etching, wood typing, stereotyping, electroplating and photographing, and the making and printing of illustrations and letter press of every nature and kind, by and with every process whatsoever now existing or at any time hereafter to be discovered, incidental to and necessary for a general publishing business and for such purpose to purchase or lease or otherwise acquire, build, construct, maintain and operate and in any way to utilize building structures, manufactories, machinery, storehouses and warehouses, and any and all other personal property, rights and privileges necessary or convenient in connection with any of the purposes herein mentioned, and to mortgage, improve and otherwise deal in and with the same without limit as to the amount, and to carry on the above business or any other business directly or indirectly connected therewith, and in carrying on its business for the purpose of attaining or furthering any of its obligations, express or implied, to do any and all acts and things, to carry on any business and to exercise any and all powers which a natural person could do and exercise, provided such business is not of the nature which can be carried on only by Corporations organized under the Banking, the Insurance, the Educational and the Transportation Corporation Laws.

To enter into, make, perform and carry out contracts of every kind which a corporation organized under the Stock Corporation Law may enter into with any person, firm, association or corporation.

To issue bonds, debentures, or obligations of the company from time to time, for any of the objects or purposes of the company and to secure the same by mortgage, pledge, deed of trust or otherwise as may be allowed by the laws of New York.

To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage, or otherwise dispose of Letters Patent of the United States, or any foreign country, patents, patent rights, licenses and privileges, inventions, improvements and processes, trademarks and trade names relating to or useful in connection with any business of the Corporation, but always subject to statute.

To purchase, acquire, hold and dispose of the shares of its capital stock in the manner and to the extent permitted by laws of New York.

To conduct and transact business in any of the states, territories, colonies or dependencies of the United States, and in any and all foreign countries; to have one or more offices therein and therein to hold, purchase, mortgage, and convey real and personal property, without limit as to amount, but always subject to local laws.

To purchase, acquire, hold, sell, assign, transfer, mortgage, pledge and otherwise dispose of the shares of capital stock, bonds, debentures or other evidences of indebtedness of any corporation, domestic or foreign, and while the holder thereof, to exercise all the rights and privileges of ownership, including the right to vote thereon, and to issue in exchange therefor its own stock, bonds and other obligations.

The foregoing clauses shall be construed both as objects and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of the Corporation.

In general, to carry on any other lawful business of the same general nature in connection with the foregoing whether manufacturing or otherwise, and to have and to exercise all the powers conferred by the laws of New York upon corporations formed under the act hereinafter referred to.

ARTICLE III.

The aggregate number of shares which the Corporation shall have authority to issue shall be 602,891,256 shares, 891,256 shares of which shall have a par value of $10 per share and 602,000,000 shares of which shall have a par value of $1 per share. All of these shares are to be classified and the designations, number of shares in each class and the par value of the shares shall be as follows: $1.20 Convertible Preference Stock, 891,256 shares of the par value of $10 per share; Series Preferred Stock, 2,000,000 shares of the par value of $1 per share; and Common Stock, 600,000,000 shares of the par value of $1 per share.

A statement of the designations, preferences, privileges and voting powers of the shares of each class and the restrictions and qualifications thereof is as set forth below.  All references to Convertible Preferred Stock apply to the $1.20 Convertible Preference Stock.

A.

CONVERTIBLE PREFERRED STOCK

Dividends.  The holders of Convertible Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends from the last day of the month of March, June, September or December next preceding the date on which such stock is issued, at the rate of $1.20 per share per annum in the case of the $1.20 Convertible Preference Stock, and no more, payable quarterly on the first day of the months of January, April, July and October in the case of the $1.20 Convertible Preference Stock, but in no event shall such dividends accrue for any period prior to January 1, 1966 in the case of the $1.20 Convertible Preference Stock.  In no event, so long as any Convertible Preferred Stock shall remain outstanding, shall any dividend whatsoever, other than a dividend payable in shares of junior stock, be declared or paid upon, nor shall any distribution be made upon, any junior stock, nor shall any shares of junior stock be purchased or redeemed by the Corporation otherwise than in connection with a refunding of junior stock through the issue of other junior stock, nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any junior stock, unless in each instance dividends on all outstanding shares of the Convertible Preferred Stock for all past dividend periods shall have been paid and the dividend on all outstanding shares of the Convertible Preferred Stock for the then current quarterly dividend period shall have been paid or declared and sufficient funds are available for the payment thereof.  Subject to the foregoing, dividends may be paid upon junior stock as and when declared by the Board of Directors out of any funds of the Corporation legally available therefor.

Redemption.  The Corporation, at the option of the Board of Directors, at any time after January 1, 1972 in the case of the $1.20 Convertible Preference Stock, may redeem, in whole, or from time to time in part, the Convertible Preferred Stock, upon notice given as hereinafter provided, by paying for each share in cash the sum of Forty Dollars ($40) in the case of the $1.20 Convertible Preference Stock, plus in each case an amount equal to dividends accrued thereon to the date fixed for redemption.  In case of the redemption of less than all of the outstanding shares of Convertible Preferred Stock, the shares to be redeemed shall be selected by lot or pro rata in such manner as the Board of Directors shall determine from among the outstanding shares of Convertible Preferred Stock.  Not less than thirty (30) days’ prior written notice shall be given by mail, postage prepaid, to the holders of record of the Convertible Preferred Stock to be redeemed, such notice to contain a statement of or reference to the conversion right set forth in the paragraph entitled ‘Conversion’ and to be addressed to each such shareholder at his post office address as shown by the records of the Corporation.

If such notice of redemption shall have been duly given, and if on or before the redemption date specified in such notice the funds necessary for such redemption shall have been set aside so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, from and after such redemption date, the shares so called for redemption shall no longer be deemed outstanding, the dividends thereon shall cease to accrue, and all rights with respect to shares so called for redemption, including the rights, if any, to receive notices and to vote, shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable upon redemption thereof, without interest; provided, however, that if such notice of redemption shall have been duly given, and if on or before the redemption date specified in such notice, there shall have been deposited with a bank or trust company in the Borough of Manhattan, City and State of New York, having capital, surplus and undivided profits of at least Five Million Dollars ($5,000,000) in trust for the account of the holders of the shares so called for redemption which shall not have been surrendered for conversion pursuant to the paragraph entitled ‘Conversion,’ the funds necessary for such redemption, then upon the making of such deposit in trust, the shares with respect to which such deposit shall have been made shall no longer be deemed to be outstanding, and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate, except only the right of the holders thereof to receive, out of the funds so deposited in trust, from and after the date of such deposit, the amount payable upon the redemption thereof, without interest, or to convert their shares, up to the close of business on the third full business day prior to the date fixed for redemption, into Common Stock pursuant to the paragraph entitled ‘Conversion.’  Any funds so deposited which shall not be required for such redemption because of the exercise of any right of conversion or exchange or otherwise subsequent to the date of such deposit shall be returned to the Corporation forthwith.  Any interest accrued on any funds so deposited shall belong to the Corporation and be paid to it from time to time.  Any other funds so set aside or deposited by the Corporation and unclaimed at the end of six years from the date fixed for such redemption shall be repaid to the Corporation, upon its request, after which repayment the holders of such shares so called for redemption shall look only to the Corporation for the payment of the amount payable upon the redemption thereof.  Subject to the provisions hereof the Board of Directors shall have authority to prescribe the manner in which the Convertible Preferred Stock shall be redeemed from time to time.  All shares of Convertible Preferred Stock so redeemed shall be permanently retired and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized Convertible Preferred Stock accordingly.

Liquidation.  Upon any liquidation, dissolution or winding up of the Corporation, and after the holders of the Series Preferred Stock shall have been paid in full the amounts to which they shall be entitled, or after an amount sufficient to pay the aggregate amount to which the holders of the Series Preferred Stock shall be entitled shall have been deposited with a bank or trust company in the Borough of Manhattan, City and State of New York, having capital, surplus and undivided profits of at least Five Million Dollars ($5,000,000), in trust for the account of the holders of the Series Preferred Stock, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the $1.20 Convertible Preference Stock and the Common Stock in proportion to the number of shares of each such class at the time outstanding.  Written notice of such liquidation, dissolution or winding up, stating a payment date and the place where said sums shall be payable and containing a statement of or reference to the conversion right set forth in the paragraph entitled ‘Conversion,’ shall be given by mail, postage prepaid, not less than thirty (30) days prior to the payment date stated therein, to the holders of record of the Convertible Preferred Stock, such notice to be addressed to each such shareholder at his post office address as shown by the records of the Corporation.  Neither the consolidation or merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of any of the provisions of this paragraph.

Conversion.  (1) Any share or shares of Convertible Preferred Stock may be converted, at the option of the holder thereof, in the manner hereinafter provided, into full-paid and non-assessable shares of Common Stock of the Corporation; provided, however, that (a) as to any share of Convertible Preferred Stock which shall have been called for redemption, the right of conversion shall terminate at the close of business on the third full business day prior to the date fixed for redemption, and (b) on any liquidation of the Corporation the right of conversion shall terminate at the close of business on the third full business day before the date fixed for the initial payment of distributable amounts on the Convertible Preferred Stock.

(2)               [Deleted]

(3)               The conversion rate with respect to the $1.20 Convertible Preference Stock shall be .825 of a share of Common Stock for each one share of such $1.20 Convertible Preference Stock surrendered for conversion, subject to adjustment as hereinafter provided.

(a)                In case at any time shares of Common Stock outstanding shall be combined into a lesser number of shares, whether by reclassification, recapitalization, reduction of capital stock or otherwise, the conversion rate shall be proportionately decreased.

(b)               In case the shares of Common Stock at any time outstanding shall, at any time after December 31, 1965, be subdivided, by reclassification, recapitalization or otherwise (including the issuance of shares of Common Stock as a dividend on the Common Stock), into a greater number of shares without the actual receipt by the Corporation of any consideration for the additional number of shares so issued, the conversion rate shall be proportionately increased.

(4)               Any conversion rate determined or adjusted as herein provided shall remain in effect until further adjustment as required herein.  Upon each adjustment of the conversion rate a written instrument signed by an officer of the Corporation, setting forth such adjustment and the computation and a summary of the facts upon which it is based, shall forthwith be filed with the principal transfer agent for the Convertible Preferred Stock of the class or classes affected and made available for inspection by the shareholders, and any adjustment so evidenced, made in good faith, shall be binding upon all shareholders and upon the Corporation.  Upon any conversion, fractional shares shall not be issued but any fractions shall be adjusted in cash, unless the Board of Directors shall determine to adjust them by the issue of fractional scrip certificates or in some other manner.  Upon any conversion, no adjustment shall be made for dividends on the Convertible Preferred Stock surrendered for conversion or on the Common Stock delivered.  The Corporation shall pay all issue taxes, if any, incurred in respect of the issue of the Common Stock on conversion, provided, however, that the Corporation shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such Common Stock in names other than those in which the Convertible Preferred Stock surrendered for conversion may stand.

(5)               Any conversion of Convertible Preferred Stock into shares of Common Stock shall be made by the surrender to the Corporation, at the office of any transfer agent for the Convertible Preferred Stock, of the certificate or certificates representing the share or shares of Convertible Preferred Stock to be converted, duly endorsed or assigned (unless such endorsement or assignment be waived by the Corporation), together with a written request for conversion.

(6)               All shares of Convertible Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holders thereof to receive Common Stock in exchange therefor.  Any shares of Convertible Preferred Stock so converted shall be permanently retired, shall no longer be deemed outstanding and shall not under any circumstances be reissued and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized Convertible Preferred Stock accordingly.

(7)               In case of any reclassification or change of outstanding shares of Common Stock of the class issuable upon conversion of the shares of Convertible Preferred Stock, or in case of any consolidation or merger of the Corporation with or into another corporation, or in case of any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety, the holder of each share of Convertible Preferred Stock then outstanding shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable, upon such reclassification, change, consolidation, merger, sale or conveyance, by a holder of the number of shares of Common Stock (whole or fractional) of the Corporation into which such share of Convertible Preferred Stock might have been converted immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.  In the event of any such consolidation, merger, sale or conveyance (a) effective provision shall be made, in the charter of the continuing or successor Corporation or otherwise, so that in the opinion of the Board of Directors of the Corporation, the provisions set forth herein for the protection of the conversion rights of the Convertible Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of the Convertible Preferred Stock remaining outstanding or other Convertible Preferred Stock received by the holders in place thereof, and (b) any such continuing or successor Corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of shares of the Convertible Preferred Stock remaining outstanding, or other convertible preferred stock received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provision for the protection of the conversion right as above provided.  In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this paragraph entitled ‘Conversion’ shall be deemed to apply so far as appropriate and as nearly as may be, to such other securities or property.

(8)               A number of shares of authorized Common Stock sufficient to provide for the conversion of the Convertible Preferred Stock outstanding upon the basis hereinbefore provided shall at all times be reserved for such conversion.  If the Corporation shall propose to make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Convertible Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved for conversion of the outstanding Convertible Preferred Stock on the new basis.

Voting Rights.  Each holder of Convertible Preferred Stock shall be entitled to one vote for each share held and, except as otherwise by law provided or as provided with respect to any series of the Series Preferred Stock, the Convertible Preferred Stock, the shares of any series of the Series Preferred Stock having general voting rights and the Common Stock of the Corporation shall vote together as one class.

Denial of Preemptive Rights.  No holder of the Convertible Preferred Stock shall be entitled, as such, as a matter of right, to subscribe for or to purchase any part of any new or additional issue of stock of any class whatsoever or of securities convertible into stock of any class whatsoever, whether now or hereafter authorized, or whether issued for cash, or other consideration, or by way of dividend.  Notwithstanding the foregoing, or the provisions of Section E of this Article III, in the event that the Corporation grants to the holders of its Common Stock generally rights to subscribe for or purchase any stock or securities, the Corporation shall also grant to the holders of the Convertible Preferred Stock rights to subscribe for or purchase, on the same terms as such stock or securities are offered to the holders of the Common Stock, an amount of such stock or securities equal to the amount which they would be entitled to purchase if the Convertible Preferred Stock had been converted into Common Stock at the then applicable conversion rate.

B.

SERIES PREFERRED STOCK

1.                  Board Authority.  The Series Preferred Stock may be issued from time to time as herein provided in one or more series.  The designations, relative rights, preferences and limitations of the Series Preferred Stock, and particularly of the shares of each series thereof, may, to the extent permitted by law, be similar to or differ from those of any other series.  The Board of Directors of the Corporation is hereby expressly granted authority, subject to the provisions of this Article III, to fix from time to time before issuance thereof the number of shares in each series of such class and all designations, relative rights, preferences and limitations of the shares in each such series, including, but without limiting the generality of the foregoing, the following:

(i)                 The number of shares to constitute such series and the distinctive designation thereof;

(ii)               The dividend rate on the shares of such series, whether or not dividends on the shares shall be cumulative, and the date or dates, if any, from which dividends thereon shall be cumulative;

(iii)             Whether or not the shares of such series shall be redeemable, and, if redeemable, the date or dates upon or after which they shall be redeemable, the amount per share payable thereon in the case of the redemption thereof, which amount may vary at different redemption dates or otherwise as permitted by law;

(iv)             Whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund to be applied to the purchase or redemption of such shares for retirement and, if such retirement or sinking fund be established, the amount thereof, and the terms and provisions relative to the operation thereof;

(v)               The right, if any, of holders of shares of such series to convert the same into or exchange the same for Common Stock, and the terms and conditions of such conversion or exchange, as well as provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(vi)             The amount per share payable on the shares of such series upon the voluntary and involuntary liquidation, dissolution or winding up of the Corporation;

(vii)           Whether the holders of shares of such series shall have voting power, full or limited, in addition to the voting powers provided by law, and in case additional voting powers are accorded to fix the extent thereof; and

(viii)         Generally to fix the other rights and privileges and any qualifications, limitations or restrictions of such rights and privileges of such series, provided, however, that no such rights, privileges, qualifications, limitations or restrictions shall be in conflict with the Certificate of Incorporation of the Corporation or with the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of which there are shares then outstanding.

All shares of Series Preferred Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to dates, if any, from which dividends thereon may accumulate.  All shares of Series Preferred Stock of all series shall be of equal rank (ranking equally as to dividends with the $1.20 Convertible Preference Stock) and shall be identical in all respects except that to the extent not otherwise limited in this Article III any series may differ from any other series with respect to any one or more of the designations, relative rights, preferences and limitations described or referred to in subparagraphs (i) to (viii) inclusive above.

2.                  Dividends.  The holders of shares of the Series Preferred Stock of each series shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at the rates fixed by the Board of Directors for such series, and no more, before any dividends, other than dividends payable in Common Stock, shall be declared and paid, or set apart for payment, on the Common Stock with respect to the same dividend period.

All shares of Series Preferred Stock of all series shall be of equal rank, preference and priority as to dividends irrespective of whether or not the rates of dividends to which the same shall be entitled shall be the same and when the stated dividends are not paid in full, the shares of all series of the Series Preferred Stock shall share ratably in the payment thereof in accordance with the sums which would be payable on such shares if all dividends were paid in full, provided, however, that any two or more series of the Series Preferred Stock may differ from each other as to the existence and extent of the right to cumulative dividends, as aforesaid.

3.                  Voting Rights.  Except as otherwise specifically provided in the certificate filed pursuant to law with respect to any series of the Series Preferred Stock, or as otherwise provided by law, the Series Preferred Stock shall not have any right to vote for the election of directors or for any other purpose and the Convertible Preferred Stock and the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes.
4.                  Liquidation.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each series of the Series Preferred Stock shall have preference and priority over the $1.20 Convertible Preference Stock and the Common Stock

for payment of the amount to which each outstanding series of the Series Preferred Stock shall be entitled in accordance with the provisions thereof and each holder of the Series Preferred Stock shall be entitled to be paid in full such amounts, or have a sum sufficient for the payment in full set aside, before any payments shall be made to the holders of the $1.20 Convertible Preference Stock or the Common Stock.  If, upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation or proceeds thereof, distributable among the holders of the shares of all series of the Series Preferred Stock shall be insufficient to pay in full the preferential amounts aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable if all amounts payable thereon were paid in full.  After the payment to the holders of the Series Preferred Stock of all such amounts to which they are entitled, as above provided, the remaining assets and funds of the Corporation shall be divided and paid to the holders of the $1.20 Convertible Preference Stock and the Common Stock.  Neither the consolidation or merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of any of the provisions of this paragraph.

5.                  Redemption.  In the event that the Series Preferred Stock of any series shall be made redeemable as provided in clause (iii) of paragraph 1 of this Section B of Article III, the Corporation, at the option of the Board of Directors, may redeem at any time or times, and from time to time, all or any part of any one or more series of Series Preferred Stock outstanding, upon notice and terms as may be specifically provided in the certificate filed pursuant to law with respect to the series, by paying for each share the then applicable redemption price fixed by the Board of Directors plus an amount equal to accrued and unpaid dividends to the date fixed for redemption.

SERIES A PREFERRED STOCK

1.                  Designation and Amount.  The shares of such series shall be designated as “Series A Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series shall be 600,000.

2.                  Dividends and Distributions.

(i)                 The holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the fifteenth day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $25 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock of the Corporation or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the

 Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock.  In the event the Corporation shall at any time after the date hereof declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Serial A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(ii)             The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in subparagraph (i) of this Paragraph 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $25 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(iii)             Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

3.                  Voting Rights.  The holders of shares of Series A Preferred Stock shall have the following voting rights:

(i)                 Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation.  In the event the Corporation shall at any tine after the date hereof declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of

Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(ii)             Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(iii)             Except as set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock and any other capital stock of the Corporation having general voting rights as set forth herein) for taking any corporate action.

4.                  Certain Restrictions.

(i)                 Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Paragraph 2 of this Section are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(a)        declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(b)        declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(c)        redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior(either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(d)       purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(ii)               The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Subparagraph (i) of this Paragraph 4, purchase or otherwise acquire such shares at such time and in such manner.

5.                  Reacquired Shares.  Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Series Preferred Stock and may be reissued as part of a new series of Series Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

6.                  Liquidation, Dissolution or Winding Up.  Upon any liquidation, dissolution or winding up of the Corporation no distribution shall be made (a) to the holders of shares of stock ranking Junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, or (b) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.  In the event the Corporation shall at any time after the date hereof declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (a) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

7.                  Consolidation, Merger, etc.  In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.  In the event the Corporation shall at any time after the date hereof declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

8.                  No Redemption.  The shares of Series A Preferred Stock shall not be redeemable.

9.              Amendment.  The Restated Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

C.

COMMON STOCK

Dividends.  Subject to all of the rights of the Convertible Preferred Stock and the rights of the Series Preferred Stock, dividends may be paid upon the Common Stock as and when declared by the Board of Directors out of any funds legally available for the payment of dividends.

Liquidation.  Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders of the Series Preferred Stock shall have been paid in full amounts to which they respectively shall be entitled, or an amount sufficient to pay the aggregate amount to which the holders of the Series Preferred Stock shall be entitled shall have been deposited with a bank or trust company having its principal office in the Borough of Manhattan, The City of New York, and having capital, surplus and undivided profits of at least Five Million Dollars ($5,000,000), as a trust fund for the benefit of the holders of the Series Preferred Stock, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the $1.20 Convertible Preference Stock and the Common Stock in proportion to the number of shares of each such class at the time outstanding.

Voting Rights.  Each holder of Common Stock of the Corporation shall be entitled to one vote for each share held and, except as otherwise by law provided or as provided with respect to any series of the Series Preferred Stock, the Convertible Preferred Stock, the shares of any series of Series Preferred Stock having general voting rights and the Common Stock of the Corporation shall vote together as one class.

D.

CERTAIN DEFINITIONS

For the purposes of this Article III the following terms shall be deemed to have the meanings specified below:

The terms ‘dividends accrued’ and ‘an amount equal to dividends accrued,’ whenever used herein with reference to shares of Convertible Preferred Stock, shall mean an amount per share computed at the annual rate set forth in the paragraph entitled ‘Dividends’ under ‘Convertible Preferred Stock’ above, or a quarterly rate equal to one-fourth (1/4) of such annual rate, from and including the dividend payment date to which the dividends on such share have been paid, to but not including the date to which dividends are to be accrued.  The amount per share for less than a full quarterly dividend period shall be computed by (a) assuming that there are 90 days in such full quarterly dividend period, (b) determining the number of days from and including the next preceding dividend payment date, to but not including the date to which the dividend is to be accrued, and (c) multiplying the applicable quarterly dividend rate by a fraction, the numerator of which shall be the number of days of the accrual as in (b) and the denominator of which shall be 90, but in no event shall such accrual be more than such applicable quarterly dividend rate.

The term ‘junior stock’ shall mean the Common Stock and any other stock ranking junior to the Convertible Preferred Stock in respect of the payment of dividends or of payment in liquidation, or both, in accordance with the subject matter of the context, provided that the $1.20 Convertible Preference Stock shall not be deemed to be ‘junior stock’ for the purposes of the paragraph entitled ‘Dividends’ under ‘Convertible Preferred Stock’ above.

E.

WAIVER OF PREEMPTIVE RIGHTS

No holder of Convertible Preferred Stock, Series Preferred Stock or Common Stock shall be entitled as of right to purchase or subscribe for any part of any unissued stock of any class or of any additional Convertible Preferred Stock, Series Preferred Stock or Common Stock to be issued by reason of any increase of the authorized capital stock of the Corporation of any class, or of bonds, certificates of indebtedness, debentures or other securities convertible into stock of the Corporation, but any such unissued stock or such additional authorized issue of new stock or of other securities convertible into stock may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations and upon such terms as may be deemed advisable by the Board of Directors in the exercise of their discretion.

F.

SCRIP

In no case shall fractions of shares of any class be issued by the Corporation, but in lieu thereof the Corporation may issue fractional Scrip Certificates, in either bearer or registered form, and in such denominations as shall be determined by the Board of Directors.  Such Scrip Certificates shall be exchangeable on or before such date as the Board of Directors may fix, when surrendered with other similar Scrip Certificates in sufficient aggregate amounts, for certificates for full paid and non-assessable shares of the stock for which such Scrip Certificates are exchangeable, and the amount of dividends theretofore paid upon such full shares, and new Scrip Certificates of a like tenor for the remaining fraction of a share, if any.  Such Scrip Certificates shall not entitle any holder thereof to voting rights, dividend rights or any other right of a shareholder or any rights other than the rights herein set forth, and no dividend or interest shall be payable or shall accrue with respect to the Scrip Certificates or the interests represented thereby.  All such Scrip Certificates which are not surrendered in exchange for shares of stock on or before such date as the Board of Directors may fix, shall thereafter be void and of no effect whatever, except that the holders thereof shall be entitled to receive their pro rata share of the proceeds resulting from the sale of the full shares of stock for which such Scrip Certificates are exchangeable, together with their pro rata share of dividends theretofore paid upon such full shares; such sale (which may be effected either publicly or privately at the current market price, and as to which the Corporation may be the purchaser) to be made by the Corporation or by an agent of the Corporation (which agent may be a transfer agent or registrar of the shares for which such Scrip Certificates are exchangeable), as agent and on behalf of the holders of the Scrip Certificates.

ARTICLE IV.

The company may use and apply its surplus earnings or accumulated profits to the purchase or acquisition of property and to the purchase and acquisition of its own capital stock from time to time, to such extent and in such manner, and upon such terms as its Board of Directors shall determine, and neither the property nor the capital stock so purchased and acquired shall be regarded as profits for the purpose of declaration or payment of dividends, unless otherwise determined by a majority of the Board of Directors.

ARTICLE V.

[Deleted]

ARTICLE VI.

The office of the Corporation is to be located in the Borough of Manhattan, City, County and State of New York.

ARTICLE VII.

The duration of the Corporation is to be perpetual.

ARTICLE VIII.

A.        Number, Election and Terms of Directors.  The business and affairs of the Corporation shall be managed under the direction of its Board of Directors which, subject to any rights of the holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, shall consist of not less than twelve (12) nor more than twenty-

five (25) persons.  The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be determined from time to time by the affirmative vote of (i) a majority of the Board of Directors, or (ii) shareholders voting a majority of the votes cast for or against the matter at a meeting of shareholders.  At each Annual Meeting of Shareholders, directors shall be elected for a term of office to expire at the next Annual Meeting of Shareholders after their election and after their successors have been duly elected and qualified.

B.        Newly Created Directorships and Vacancies.  Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office (even though less than a quorum of the Board of Directors), and directors so chosen shall hold office for a term expiring at the next Annual Meeting of Shareholders and after their successors have been duly elected and qualified.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C.        Removal.  Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director or directors may be removed from office at any time, but only for cause and only by the affirmative vote of (i) shareholders voting a majority of the votes cast for or against the matter at a meeting of shareholders, or (ii) a majority of the Board of Directors.

D.        Special Meetings of Shareholders.  Special meetings of Shareholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors, upon not less than 30 nor more than 50 days’ written notice.

ARTICLE IX.

At a meeting of shareholders following all requisite approvals under the New York Business Corporation Law, and subject to any rights granted to any holders of the corporation’s preferred shares that may be issued from time to time, the affirmative vote of a majority of the votes of all outstanding shares entitled to vote thereon shall be required to take any of the following actions:

a.       to adopt a plan of merger or consolidation in accordance with Section 903 of the New York Business Corporation Law or any successor provision thereto.

b.      to approve the sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation in accordance with Section 909 of the New York Business Corporation Law or any successor provision thereto.

c.       to adopt a plan for the exchange of shares in accordance with Section 913 of the New York Business Corporation Law or any successor provision thereto.

d.      to authorize the dissolution of the corporation in accordance with Section 1001 of the New York Business Corporation Law or any successor provision thereto.

ARTICLE X.

The Corporation hereby designates the Secretary of State of the State of New York as its agent upon whom process in any action or proceeding against it may be served within the State of New York.  The address to which the Secretary of State shall mail a copy of any process against the Corporation which may be served upon him pursuant to law is General Counsel, 1221 Avenue of the Americas, New York, New York 10020.

ARTICLE XI.

No director of the Corporation shall be personally liable to the Corporation or its shareholders for damages for any breach of duty in such capacity except to the extent that such elimination or limitation of liability is expressly prohibited by the Business Corporation Law of the State of New York as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article shall adversely affect any right or protection of any director that exists at the time of such amendment, modification or repeal.

The amendments to the Certificate of Incorporation referred to in paragraph 3 were properly authorized by the Company’s Board of Directors and shareholders and the restatement of the Certificate of Incorporation was properly authorized by vote of the Board of Directors of the Corporation at a meeting of the Board of Directors held on April 28, 2010.

IN WITNESS WHEREOF, this certificate has been signed this 24th day of May, 2010.

/s/ Kenneth M. Vittor
Kenneth M. Vittor
Executive Vice President

/s/ Scott L. Bennett
Scott L. Bennett
Secretary